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                                                                      EXHIBIT 12

                              STONEPATH GROUP, INC.
              Computation of the Ratio of Earnings to Fixed Charges
                           Regulation S-K Item 503(d)

                                                                                          Three Months Ended
                                                                                            March 31, 2005
                                                                                          ------------------
EARNINGS
     Pre-tax income (loss) from continuing operations before minority interests
         or income/(loss) from equity investees                                                $ (6,757,068)
     Add:  Fixed charges
     Add:  Amortization of capitalized interest                                                          --
     Add:  Distributed income of equity investees                                                        --
     Add:  Share of pre-tax losses of equity investees                                                   --
     Less: Interest capitalized                                                                          --
     Less: Preference security dividend requirements of consolidated
         subsidiaries                                                                                    --
     Less:  Minority interest in pre-tax income of subsidiaries that have not
         incurred fixed charges                                                                    (250,173)
                                                                                               ------------

                                                         TOTAL EARNINGS                        $ (7,007,241)
                                                                                               ============
FIXED CHARGES
     Interest expensed and capitalized                                                         $    474,724
     Add:  Amortized premiums, discounts and capitalized expenses related to
           indebtedness                                                                              85,034
     Add:  Estimate of the interest within rental expense (a)                                     1,039,134
     Add:  Preference security dividend requirements of consolidated
           subsidiaries (pre-tax)                                                                        --
                                                                                               ------------
                                                    TOTAL FIXED CHARGES                        $  1,598,892
                                                                                               ============

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS                                  (4.38)
                                                                                               ============

DEFICIENCY                                                                                     $  8,606,133
                                                                                               ============


     (a) Total rent expense                                                                    $  3,148,890
         Percentage                                                                                      33%
                                                                                               ------------
         Estimated interest portion of rent expense                                            $  1,039,134
                                                                                               ============
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